Exhibit 3.1

WINTRUST FINANCIAL CORPORATION

CERTIFICATE OF DESIGNATIONS

Pursuant to Section 6.10 of the Illinois Business Corporation Act

5.00% NON-CUMULATIVE PERPETUAL

CONVERTIBLE PREFERRED STOCK, SERIES C

(no par value per share)

The undersigned, David A. Dykstra, Senior Executive Vice President and Chief Operating Officer of Wintrust Financial Corporation, an Illinois corporation (the “Corporation”), hereby certifies that, in accordance with Section 6.10 of the Illinois Business Corporation Act, as amended (the “IBCA”), a duly authorized committee (the “Committee”) of the Board of Directors of the Corporation (the “Board of Directors”) hereby makes this Certificate of Designations and hereby states and certifies that pursuant to the authority conferred upon the Board of Directors by Article Four of the Amended and Restated Articles of Incorporation of the Corporation, as amended (as such may be amended, modified or restated from time to time, the “Articles of Incorporation”), and the duly adopted resolutions of the Board of Directors, and pursuant to Section 8.40 of the IBCA, the Committee duly adopted the following resolutions:

RESOLVED, that pursuant to Article Four of the Articles of Incorporation (which authorizes 20,000,000 shares of preferred stock, no par value (the “Preferred Stock”)), the resolutions of the Board of Directors authorizing a new series of Preferred Stock consisting of not more than 160,000 shares and Section 8.40 of the IBCA, the Committee hereby fixes the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of a series of Preferred Stock.

RESOLVED, that each share of such series of Preferred Stock shall rank equally in all respects and shall be subject to the following provisions:

5.00% NON-CUMULATIVE PERPETUAL

CONVERTIBLE PREFERRED STOCK, SERIES C

Section 1. Designation of Series and Number of Shares. The shares of such series of Preferred Stock shall be designated “5.00% Non-Cumulative Perpetual Convertible Preferred Stock, Series C” (the “Series C Preferred Stock”), and the authorized number of shares that shall constitute such series shall be 126,500 shares, which may be decreased (but not below the number of shares of Series C Preferred Stock then issued and outstanding) from time to time by the Board of Directors. Shares of outstanding Series C Preferred Stock that are purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of preferred stock of the Corporation undesignated as to series.

Section 2. Ranking. The Series C Preferred Stock will rank, with respect to the payment of dividends and distributions upon liquidation, dissolution or winding-up, (1) on a parity with the Series A Preferred Stock and each class or series of capital stock the Corporation may issue in the future the terms of which expressly provide that such class or series will rank on a parity with the Series C Preferred Stock as to dividend rights and rights on liquidation, winding up or dissolution of the Corporation (collectively, the “Parity Securities”) and, on a parity with the Series A Preferred Stock for all other purposes, except as otherwise specifically provided in this Certificate of Designations and (2) senior to Common Stock and each other class or series of capital stock the Corporation may issue in the future the terms of which do not expressly provide that it ranks on a parity with or senior to the Series C Preferred Stock as to dividend rights and rights on liquidation, winding-up or dissolution of the Corporation (the “Junior Securities”).

Section 3. Definitions. As used herein with respect to the Series C Preferred Stock:

(a) “Applicable Conversion Price” at any given time means the price equal to $1,000 divided by the Applicable Conversion Rate in effect at such time; provided, however, that the initial Applicable Conversion Price shall be $41.13.

(b) “Applicable Conversion Rate” means the Conversion Rate in effect at any given time.

(c) “Articles of Incorporation” shall mean the articles of incorporation of the Corporation, as it may be amended from time to time, and shall include this Certificate of Designations.

(d) “Base Price” has the meaning set forth in Section 12(a).

(e) “Board of Directors” means the board of directors of the Corporation or any committee thereof duly authorized to act on behalf of such board of directors.

(f) “Business Day” means any day that is not Saturday or Sunday and that, in New York City, is not a day on which banking institutions generally are authorized or obligated by law or executive order to be closed.

(g) “Bylaws” means the Amended and Restated By-laws of the Corporation, as may be amended from time to time.

(h) “Certificate of Designations” means this Certificate of Designations relating to the Series C Preferred Stock, as it may be amended from time to time.

(i) “Closing Price” of the Common Stock on any determination date means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock on the NASDAQ Global Select Market on such date. If the Common Stock is not traded on the NASDAQ Global Select Market on any determination date, the Closing Price of the Common Stock on such determination date means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock in the over-the-counter market as reported by Pink Sheets LLC or a similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose.

For purposes of this Certificate of Designations, all references herein to the “Closing Price” and “last reported sale price” of the Common Stock on the NASDAQ Global Select Market shall be such closing sale price and last reported sale price as reflected on the website of the NASDAQ Global Select Market (http://www.nasdaq.com) or any successor thereto and as reported by Bloomberg Professional Service or any successor thereto; provided that in the event that there is a discrepancy between the closing sale price or last reported sale price as reflected on the website of the NASDAQ Global Select Market and as reported by Bloomberg Professional Service or any successor thereto, the closing sale price and last reported sale price on the website of the NASDAQ Global Select Market shall govern. If a Reorganization Event has occurred and (1) the Exchange Property consists only of shares of common stock, the “Closing Price” shall be based on the closing price per share of such common stock; (2) the Exchange Property consists only of cash, the “Closing Price” shall be the cash amount paid per share; and (3) the Exchange Property consists of securities, cash and/or other property, the “Closing Price” shall be based on the sum, as applicable, of (x) the closing price of such common stock, (y) the cash amount paid per share and (z) the value (as determined by the Board of Directors from time-to-time) of any other securities or property paid to the holders of the Common Stock connection with the Reorganization Event.

(j) “Common Stock” means the common stock, no par value per share, of the Corporation.

(k) “Corporation” means Wintrust Financial Corporation, an Illinois corporation.

(l) “Conversion Agent” shall mean the Transfer Agent acting in its capacity as conversion agent for the Series C Preferred Stock, and its successors and assigns.

(m) “Conversion Date” has the meaning set forth in Section 9(e)(ii).

(n) “Conversion Rate” means for each share of Series C Preferred Stock, 24.3132 shares of Common Stock, subject to adjustment as set forth herein.

(o) “Current Market Price” means, on any date, the average of the daily Closing Prices per share of the Common Stock or other securities on each of the five consecutive Trading Days preceding the earlier of the day before the date in question and the day before the Ex-Date with respect to the issuance or distribution requiring such computation.

(p) “Depositary” means DTC or its nominee or any successor depositary appointed by the Corporation.

(q) “Designated Director” has the meaning set forth in Section 15(a).

(r) “Distributed Property” has the meaning set forth in Section 13(a)(iv).

(s) “Dividend Payment Date” has the meaning set forth in Section 4(b).

(t) “Dividend Period” has the meaning set forth in Section 4(b).

(u) “Dividend Threshold Amount” has the meaning set forth in Section 13(a)(v).

(v) “DTC” means The Depository Trust Company and its successors or assigns.

(w) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(x) “Exchange Property” has the meaning set forth in Section 14(a).

(y) “Ex-Date,” when used with respect to any issuance or distribution, means the first date on which the Common Stock or other securities trade without the right to receive the issuance or distribution.

(z) “Fundamental Change” means the occurrence of any of the following:

(i) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of common equity of the Corporation representing more than 50% of the total voting power of all shares of capital stock of the Corporation entitled to vote generally in the election of the Corporation’s directors;

(ii) consummation of any consolidation or merger of the Corporation or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Corporation and its subsidiaries, taken as a whole, to any Person other than one of the Corporation’s subsidiaries, in each case pursuant to which the Common Stock will be converted into, or receive a distribution of the proceeds in, cash, securities or other property, other than pursuant to a transaction in which the Persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, voting shares of the Corporation immediately prior to such transaction beneficially own, directly or indirectly, voting shares representing a majority of the total voting power of all outstanding classes of voting shares of the continuing or surviving Person immediately after the transaction; or

(iii) shares of the Common Stock or shares of any other stock into which the Series C Preferred Stock is convertible are not listed for trading on any United States national securities exchange or cease to be traded in contemplation of a delisting (other than as a result of a transaction described in clause (ii) above);

provided, however, that a Fundamental Change with respect to clauses (i) or (ii) above will not be deemed to have occurred if at least 90% of the consideration received by holders of the Common Stock in the transaction or transactions, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights, consists of shares of common stock or American Depositary Receipts in respect of common stock that are traded on a U.S. national securities exchange or that will be so traded when issued or exchanged in connection with a Fundamental Change.

(aa) “Holder” means the Person in whose name the shares of the Series C Preferred Stock are registered, which may be treated by the Corporation, Transfer Agent, Registrar, paying agent and Conversion Agent as the absolute owner of the shares of Series C Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.

(bb) “Issue Date” means the date on which shares of the Series C Preferred Stock are first issued.

(cc) “Junior Securities” has the meaning set forth in Section 2.

(dd) “Liquidation Preference” means, as to the Series C Preferred Stock, $1,000 per share.

(ee) “Make-Whole Acquisition” means the occurrence, prior to any Conversion Date, of one of the following:

(i) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of common equity of the Corporation representing more than 50% of the total voting power of all shares of capital stock of the Corporation entitled to vote generally in the election of the Corporation’s directors; or

(ii) consummation of any consolidation or merger of the Corporation or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Corporation and its subsidiaries, taken as a whole, to any Person other than one of the Corporation’s subsidiaries, in each case pursuant to which the Common Stock will be converted into, or receive distributions of the proceeds in, cash, securities or other property, other than pursuant to a transaction in which the Persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, voting shares of the Corporation immediately prior to such transaction beneficially own, directly or indirectly, voting shares representing a majority of the total voting power of all outstanding classes of voting shares of the continuing or surviving Person immediately after the transaction;

provided, however, that a Make-Whole Acquisition will not be deemed to have occurred if at least 90% of the consideration received by holders of the Common Stock in the transaction or transactions, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights, consists of shares of common stock or American Depositary Receipts in respect of common stock that are traded on a U.S. national securities exchange or that will be so traded when issued or exchanged in connection with a Make-Whole Acquisition.

(ff) “Make-Whole Acquisition Conversion” has the meaning set forth in Section 11(a).

(gg) “Make-Whole Acquisition Conversion Period” has the meaning set forth in Section 11(a).

(hh) “Make-Whole Acquisition Effective Date” has the meaning set forth in Section 11(a).

(ii) “Make-Whole Acquisition Stock Price” means the consideration paid per share of Common Stock in a Make-Whole Acquisition. If such consideration consists only of cash, the Make-Whole Acquisition Stock Price shall equal the amount of cash paid per share of Common Stock. Otherwise, the Make-Whole Acquisition Stock Price shall be the average of the Closing Prices per share of Common Stock on each of the 10 consecutive Trading Days up to, but not including, the Make-Whole Acquisition Effective Date.

(jj) “Make-Whole Shares” has the meaning set forth in Section 11(b).

(kk) “Mandatory Conversion Date” has the meaning set forth in Section 10(c).

(ll) “Nonpayment Event” has the meaning set forth in Section 15(a).

(mm) “Nonpayment Remedy” has the meaning set forth in Section 15(a).

(nn) “Notice of Mandatory Conversion” has the meaning set forth in Section 10(c).

(oo) “Officer” means the President, the Chief Executive Officer, the Chief Operating Officer, any Senior Executive Vice President, any Executive Vice President, any Senior Vice President, the Chief Financial Officer, the Treasurer or the Secretary of the Corporation.

(pp) “Officer’s Certificate” means a certificate of the Corporation, signed by any duly authorized Officer of the Corporation.

(qq) “Parity Securities” has the meaning set forth in Section 2.

(rr) “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

(ss) “Record Date” has the meaning set forth in Section 4(b).

(tt) “Reference Price” means the price per share of Common Stock in connection with a Fundamental Change. If the holders of shares of Common Stock receive only cash in connection with the Fundamental Change, the Reference Price shall be the cash amount paid per share. Otherwise the Reference Price shall be the average of the Closing Price per share of Common Stock on each of the 10 consecutive Trading Days up to, but not including, the effective date of the Fundamental Change.

(uu) “Registrar” shall mean the Transfer Agent acting in its capacity as registrar for the Series C Preferred Stock, and its successors and assigns or any other registrar duly appointed by the Corporation.

(vv) “Reorganization Event” has the meaning set forth in Section 14(a).

(ww) “Series A Preferred Stock” means the 8.00% Non-Cumulative Perpetual Convertible Preferred Stock, Series A, no par value, of the Corporation.

(xx) “Trading Day” means a day on which the shares of Common Stock:

(i) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

(ii) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

(yy) “Transfer Agent” means IST Shareholder Services acting as Transfer Agent, Registrar, paying agent and Conversion Agent for the Series C Preferred Stock, and its successors and assigns, including any successor transfer agent appointed by the Corporation.

(zz) “Voting Preferred Stock” means any and all series of preferred stock of the Corporation that rank equally with Series C Preferred Stock either or both as to the payment of dividends and/or the distribution of assets upon liquidation, dissolution or winding up of the Corporation and upon which like voting rights have been conferred and are exercisable; provided, however, that the Series A Preferred Stock shall not constitute Voting Preferred Stock.

Section 4. Dividends.

(a) From and after the Issue Date, Holders shall be entitled to receive, when, as and if authorized by the Board of Directors and declared by the Corporation, out of legally available funds, on a non-cumulative basis, cash dividends in the amount determined as set forth in Section 4(c), and no more.

(b) Subject to Section 4(a), dividends shall be payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year (each, a “Dividend Payment Date”) commencing on April 15, 2012. Each dividend will be payable to Holders of record as they appear in the stock register of the Corporation at the close of business on the first day of the month, whether or not a Business Day, in which the relevant Dividend Payment Date occurs

(each, a “Record Date”). Each period from and including a Dividend Payment Date (or the date of the issuance of the Series C Preferred Stock) to but excluding the following Dividend Payment Date is herein referred to as a “Dividend Period.”

(c) Dividends, if, when and as authorized and declared by the Board of Directors, will be payable, for each outstanding share of Series C Preferred Stock, at an annual rate of 5.00% on the $1,000 per share liquidation preference. Dividends payable for a Dividend Period will be computed on the basis of a 360-day year of twelve 30-day months. If a scheduled Dividend Payment Date falls on a day that is not a Business Day, the dividend will be paid on the next Business Day as if it were paid on the scheduled Dividend Payment Date, and no interest or other amount will accrue on the dividend so payable for the period from and after that Dividend Payment Date to the date the dividend is paid. No interest or sum of money in lieu of interest will be paid on any dividend payment on shares of Series C Preferred Stock paid later than the scheduled Dividend Payment Date.

(d) Dividends on the Series C Preferred Stock are non-cumulative. If the Board of Directors does not authorize and declare a dividend on the Series C Preferred Stock or if the Board of Directors authorizes and declares less than a full dividend in respect of any Dividend Period, the Holders will have no right to receive any dividend or a full dividend, as the case may be, for the Dividend Period, and the Corporation will have no obligation to pay a dividend or to pay full dividends for that Dividend Period, whether or not dividends are authorized, declared and paid for any future Dividend Period with respect to the Series C Preferred Stock or the Common Stock or any other class or series of the Corporation’s preferred stock.

(e) So long as any share of Series C Preferred Stock remains outstanding, (1) no dividend shall be declared and paid or set aside for payment and no distribution shall be declared and made or set aside for payment on any Junior Securities (other than a dividend payable solely in shares of Junior Securities) and (2) no shares of Junior Securities shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than (a) as a result of a reclassification of Junior Securities for or into other Junior Securities, (b) repurchases, redemptions or acquisitions in connection with any employment contract, benefit plan or similar arrangements with or for the benefit of any one or more employees, officers, directors or consultants or in connection with a dividend reinvestment or shareholder stock purchase plan providing for the purchase of Junior Securities by shareholders of the Corporation from the Corporation, (c) through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Securities and (d) conversions into or exchanges for other Junior Securities and cash solely in lieu of fractional shares of Junior Securities), unless, in each case, the full dividends for the most recent Dividend Payment Date on all outstanding shares of Series C Preferred Stock and Parity Securities have been paid or declared and a sum sufficient for the payment thereof has been set aside.

Subject to the succeeding sentence, for so long as any shares of Series C Preferred Stock remain outstanding, no dividends shall be declared or paid or set aside for payment on any Parity Securities for any period unless full dividends on all outstanding shares of Series C Preferred Stock for the then-current Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof set aside for all outstanding shares of Series C Preferred Stock.

To the extent the Corporation declares dividends on the Series C Preferred Stock and on any Parity Securities but does not make full payment of such declared dividends, the Corporation shall allocate the dividend payments on a pro rata basis among the holders of the shares of Series C Preferred Stock and the holders of any Parity Securities then outstanding. For purposes of calculating the pro rata allocation of partial dividend payments, the Corporation shall allocate those payments so that the respective amounts of those payments bear the same ratio to each other as all accrued and unpaid dividends per share on the Series C Preferred Stock and all Parity Securities bear to each other.

The Corporation is not obligated to pay Holders of the Series C Preferred Stock any dividend in excess of the dividends on the Series C Preferred Stock that are payable as described herein. Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any Junior Securities from time to time out of any assets legally available therefor, and the shares of Series C Preferred Stock shall not be entitled to participate in any such dividend.

(f) Payments of cash for dividends will be delivered to the Holder or, in the case of global certificates, through a book-entry transfer through DTC or any successor Depositary.

(g) If a Conversion Date on which a Holder elects to convert Series C Preferred Stock or the Mandatory Conversion Date is on or prior to the Record Date for any declared dividend for the Dividend Period, such Holder will not have the right to receive any declared dividends for that Dividend Period. If a Conversion Date on which a Holder elects to convert Series C Preferred Stock or the Mandatory Conversion Date is after the Record Date for any declared dividend and prior to the corresponding Dividend Payment Date, such Holder shall receive that dividend on the relevant Dividend Payment Date if such Holder was the Holder of record on the Record Date for that dividend. Notwithstanding the preceding sentence, whether or not such Holder was the Holder of record on the Record Date, if such Holder elects to convert Series C Preferred Stock after the Record Date for any declared dividend and prior to the corresponding Dividend Payment Date, such Holder must pay to the Conversion Agent upon conversion of the shares of Series C Preferred Stock an amount in cash equal to the full dividend actually paid on such Dividend Payment Date on the shares being converted, unless the shares of Series C Preferred Stock are converted pursuant to Section 10, Section 11 or Section 12.

Section 5. Liquidation.

(a) In the event the Corporation voluntarily or involuntarily liquidates, dissolves or winds up, the Holders at the time shall be entitled to receive liquidating distributions in the amount of $1,000 per share of Series C Preferred Stock, plus an amount equal to any authorized and declared but unpaid dividends thereon to and including the date of such liquidation, out of assets legally available for distribution to the Corporation’s shareholders, before any distribution of assets is made to the holders of the Common Stock or any other Junior Securities. After payment of the full amount of such liquidating distributions, the Holders will not be entitled to any further participation in any distribution of assets by, and shall have no right or claim to any remaining assets of, the Corporation.

(b) In the event the assets of the Corporation available for distribution to shareholders upon any liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series C Preferred Stock and the corresponding amounts payable on any Parity Securities, Holders and the holders of such Parity Securities shall share ratably in any distribution of assets of the Corporation in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

(c) The Corporation’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Corporation, or the sale of all or substantially all of the Corporation’s property or business will not constitute its liquidation, dissolution or winding up.

Section 6. Maturity. The Series C Preferred Stock shall be perpetual unless converted in accordance with this Certificate of Designations.

Section 7. Redemptions. The Series C Preferred Stock shall not be redeemable either at the Corporation’s option or at the option of Holders at any time. The Series C Preferred Stock shall not be subject to any sinking fund or other obligation to redeem, repurchase or retire the Series C Preferred Stock.

Section 8. Right to Convert. Each Holder shall have the right, at such Holder’s option, to convert all or any portion of such Holder’s Series C Preferred Stock into shares of Common Stock at the Applicable Conversion Rate per share of Series C Preferred Stock (subject to the conversion procedures of Section 9) plus cash in lieu of fractional shares, subject to the provisions set forth in Section 18.

Section 9. Conversion Procedures.

(a) Effective immediately prior to the close of business on the Mandatory Conversion Date or any applicable Conversion Date, dividends shall no longer be authorized and declared on any converted shares of Series C Preferred Stock and such shares of Series C Preferred Stock shall cease to be outstanding, in each case, subject to the right of Holders to receive any authorized, declared and unpaid dividends on such shares and any other payments to which they are otherwise entitled pursuant to Section 8, Section 10, Section 11, Section 12, Section 14 or Section 16, as applicable.

(b) No allowance or adjustment, except pursuant to Section 13, shall be made in respect of dividends payable to holders of the Common Stock of record as of any date prior to the close of business on the Mandatory Conversion Date or any applicable Conversion Date. Prior to the close of business on the Mandatory Conversion Date or any applicable Conversion Date, shares of Common Stock issuable upon conversion of, or other securities issuable upon conversion of, any shares of Series C Preferred Stock shall not be deemed outstanding for any purpose, and Holders shall have no rights with respect to the Common Stock or other securities issuable upon conversion (including voting rights, rights to respond to tender offers for the Common Stock or other securities issuable upon conversion and rights to receive any dividends or other distributions on the Common Stock or other securities issuable upon conversion) by virtue of holding shares of Series C Preferred Stock.

(c) Shares of Series C Preferred Stock duly converted in accordance with this Certificate of Designations will resume the status of authorized and unissued serial preferred stock, undesignated as to series and available for future issuance. The Corporation may from time-to-time take such appropriate action as may be necessary to reduce the authorized number of shares of Series C Preferred Stock, but not below the number of shares of Series C Preferred Stock then outstanding.

(d) The Person or Persons entitled to receive the Common Stock and/or cash, securities or other property issuable upon conversion of Series C Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or securities as of the close of business on the Mandatory Conversion Date or any applicable Conversion Date. In the event that a Holder shall not by written notice designate the name in which shares of Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Series C Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Corporation or, in the case of global certificates or uncertificated shares, through book-entry transfer through the Depositary.

(e) conversion into shares of Common Stock will occur on the Mandatory Conversion Date or any applicable Conversion Date as follows:

(i) On the Mandatory Conversion Date, shares of Common Stock shall be issued to Holders or their designee upon presentation and surrender of the certificate evidencing the Series C Preferred Stock to the Conversion Agent, if shares of the Series C Preferred Stock are held in certificated form, and, if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes. If a Holder’s interest is a beneficial interest in a global certificate representing Series C Preferred Stock, a book-entry transfer through the Depositary will be made by the Conversion Agent upon compliance with the Depositary’s procedures for converting a beneficial interest in a global security.

(ii) On the date of any conversion at the option of a Holder pursuant to Section 8, Section 11 or Section 12, if a Holder’s interest is in certificated form, a Holder must do each of the following in order to convert:

(A) complete and manually sign the conversion notice provided by the Conversion Agent, or a facsimile of the conversion notice, and deliver this irrevocable notice to the Conversion Agent;

(B) surrender the shares of Series C Preferred Stock to the Conversion Agent;

(C) if required, furnish appropriate endorsements and transfer documents;

(D) if required, pay all transfer or similar taxes; and

(E) if required, pay funds equal to any authorized, declared and unpaid dividend payable on the next Dividend Payment Date to which such Holder is entitled.

If a Holder’s interest is a beneficial interest in a global certificate representing Series C Preferred Stock, in order to convert, such Holder must comply with paragraphs (C) through (E) of this clause (ii) and comply with the Depositary’s procedures for converting a beneficial interest in a global security. The date on which a Holder complies with the procedures in this clause (ii) is the “Conversion Date.”

(iii) The Conversion Agent shall, on a Holder’s behalf, convert the Series C Preferred Stock into shares of Common Stock, in accordance with the terms of the notice delivered by such Holder described in Section 9(e)(ii).

Section 10. Mandatory Conversion at the Corporation’s Option.

(a) On or after April 15, 2017, the Corporation shall have the right, at its option, at any time or from time to time to cause some or all of the Series C Preferred Stock to be converted into shares of Common Stock at the then Applicable Conversion Rate if, for 20 Trading Days within any period of 30 consecutive Trading Days (including the last Trading Day of such period), ending on the Trading Day preceding the date the Corporation delivers a Notice of Mandatory Conversion, the Closing Price of the Common Stock exceeds 130% of the then Applicable Conversion Price of the Series C Preferred Stock.

(b) If the Corporation elects to cause less than all of the shares of Series C Preferred Stock to be converted under Section 10(a), the Conversion Agent shall select the Series C Preferred Stock to be converted by lot, on a pro rata basis or by another method the Conversion Agent considers fair and appropriate, including any method required by DTC or any successor Depositary. If the Conversion Agent selects a portion of a Holder’s Series C Preferred Stock for partial mandatory conversion and such Holder converts a portion of its shares of Series C Preferred Stock, the converted portion will be deemed to be from the portion selected for mandatory conversion under this Section 10.

(c) In order to exercise the mandatory conversion right described in this Section 10, the Corporation shall provide notice of such conversion to each Holder (such notice, a “Notice of Mandatory Conversion”) or issue a press release for publication and make this information available on its website, if any. The Conversion Date shall be a date selected by the Corporation (the “Mandatory Conversion Date”) and shall be no more than 20 and not less than 10 days after the date on which the Corporation provides such Notice of Mandatory Conversion or issues such press release. In addition to any information required by applicable law or regulation, the Notice of Mandatory Conversion and press release shall state, as appropriate:

(i) the Mandatory Conversion Date;

(ii) the number of shares of Common Stock to be issued upon conversion of each share of Series C Preferred Stock; and

(iii) the number of shares of Series C Preferred Stock to be converted.

Section 11. Conversion upon Make-Whole Acquisition.

(a) In the event of a Make-Whole Acquisition, each Holder shall have the option to convert its shares of Series C Preferred Stock (a “Make-Whole Acquisition Conversion”) during the period (the “Make-Whole Acquisition Conversion Period”) beginning on the effective date of the Make-Whole Acquisition (the “Make-Whole Acquisition Effective Date”) and ending on the date that is 30 days after the Make-Whole Acquisition Effective Date and receive an additional number of shares of Common Stock in the form of Make-Whole Shares as set forth in Section 11(b).

(b) The number of “Make-Whole Shares” shall be determined for the Series C Preferred Stock by reference to the table below for the applicable Make-Whole Acquisition Effective Date and the applicable Make-Whole Acquisition Stock Price:

	Make-Whole Acquisition Stock Price
Make-Whole Acquisition Effective Date	$35.64	$37.50	$40.00	$42.50	$45.00	$50.00	$60.00	$75.00	$100.00	$125.00	$150.00
March 19, 2012	3.7452	3.5000	3.1890	2.9470	2.7480	2.3460	1.8530	1.3740	0.8950	0.5950	0.4000
April 15, 2013	3.7452	3.1267	2.8616	2.6331	2.4035	2.0448	1.5992	1.2127	0.8523	0.6291	0.4633
April 15, 2014	3.7452	2.7153	2.4571	2.2329	2.0207	1.7217	1.3413	1.0714	0.7519	0.5826	0.4559
April 15, 2015	3.7452	2.5935	2.0221	1.7823	1.5873	1.2979	0.9945	0.7328	0.5452	0.1773	0.0899
April 15, 2016	3.7452	2.4602	1.6917	1.4181	1.1962	0.8772	0.6041	0.3163	0.1989	0.1155	0.0614
April 15, 2017, and after	3.7452	2.3535	1.5560	1.2430	0.9670	0.4940	0.0000	0.0000	0.0000	0.0000	0.0000

(i) If the exact Make-Whole Acquisition Stock Price or Make-Whole Acquisition Effective Date is not set forth on the table:

(A) if the Make-Whole Acquisition Stock Price is between two Make-Whole Acquisition Stock Price amounts on the table or the Make-Whole Acquisition Effective Dates are between two dates on the table, the number of Make-Whole Shares will be determined by straight-line interpolation between the number of Make-Whole Shares set forth for the higher and lower Make-Whole Acquisition Stock Price amounts and the two Make-Whole Acquisition Effective Dates, as applicable, based on a 365-day year;

(B) if the Make-Whole Acquisition Stock Price is in excess of $150.00 per share (subject to adjustment pursuant to clause (ii) below), no Make-Whole Shares will be issued upon conversion of the Series C Preferred Stock; and

(C) if the Make-Whole Acquisition Stock Price is less than $35.64 per share (subject to adjustment pursuant to clause (ii) below), no Make-Whole Shares will be issued upon conversion of the Series C Preferred Stock.

(ii) The Make-Whole Acquisition Stock Prices set forth in the table above shall be adjusted as of any date the Conversion Rate is adjusted pursuant to

Section 13. The adjusted Make-Whole Acquisition Stock Prices shall equal the Make-Whole Acquisition Stock Prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to the adjustment giving rise to the Make-Whole Acquisition Stock Prices adjustment and the denominator of which is the Conversion Rate as so adjusted. Each of the number of Make-Whole Shares in the table shall also be subject to adjustment in the same manner as the Conversion Rate pursuant to Section 13.

(c) On or before the 20th day prior to the date on which the Corporation anticipates consummating a Make-Whole Acquisition, a written notice shall be sent by or on behalf of the Corporation, by first-class mail, postage prepaid, to the Holders as they appear in the records of the Corporation. Such notice shall specify the anticipated Make-Whole Acquisition Effective Date and the anticipated date by which each Holder’s Make-Whole Acquisition conversion option must be exercised. In addition, on the Make-Whole Acquisition Effective Date, another written notice shall be sent by or on behalf of the Corporation, by first-class mail, postage prepaid, to the Holders as they appear in the records of the Corporation. Such notice shall contain:

(i) a statement to the effect that the Make-Whole Acquisition has been effected;

(ii) the date, which shall be 30 days after the Make-Whole Acquisition Effective Date, by which the Make-Whole Acquisition conversion option must be exercised;

(iii) the number of Make-Whole Shares and the amount of cash, securities and other consideration receivable by Holders upon conversion of each share of Series C Preferred Stock; and

(iv) the instructions a Holder must follow to exercise its conversion option in connection with such Make-Whole Acquisition.

(d) To exercise a Make-Whole Acquisition Conversion option, a Holder must, no later than 5:00 p.m., New York City time on the date by which the Make-Whole Acquisition Conversion option must be exercised, comply with the procedures set forth in Section 9(e)(ii).

(e) If a Holder does not elect to exercise the Make-Whole Acquisition Conversion option pursuant to this Section 11, the shares of Series C Preferred Stock or successor securities held by it shall remain outstanding but shall not be eligible to receive Make-Whole Shares following the Make-Whole Acquisition Conversion Period.

(f) Upon a Make-Whole Acquisition Conversion, the Conversion Agent shall, except as otherwise provided in the instructions provided by the Holder thereof in the written notice provided to the Corporation or its successor as set forth in Section 9(d), deliver to the Holder such cash, securities or other property as are issuable with respect to the shares of Series C Preferred Stock so converted.

(g) In the event that a Make-Whole Acquisition Conversion is effected with respect to shares of Series C Preferred Stock or successor securities representing less than all the shares of Series C Preferred Stock or successor securities held by a Holder, upon such Make-Whole Acquisition Conversion the Corporation or its successor shall execute and the Conversion Agent shall, unless otherwise instructed in writing, countersign and deliver to the Holder thereof, at the expense of the Corporation or its successors, a certificate evidencing the shares of Series C Preferred Stock or such successor securities held by the Holder as to which a Make-Whole Acquisition Conversion was not effected.

Section 12. Conversion upon Fundamental Change.

(a) If the Reference Price in connection with a Fundamental Change is less than the Applicable Conversion Price, a Holder may convert each share of Series C Preferred Stock during the period beginning on the effective date of the Fundamental Change and ending on the date that is 30 days after the effective date of such Fundamental Change at an adjusted conversion price equal to the greater of (1) the Reference Price and (2) $17.82, subject to adjustment as described in Section 12(b) (the “Base Price”).

(b) The Base Price shall be adjusted as of any date the Conversion Rate of the Series C Preferred Stock is adjusted pursuant to Section 13. The adjusted Base Price shall equal the Base Price applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to the adjustment giving rise to the Conversion Rate adjustment and the denominator of which is the Conversion Rate as so adjusted. If the Reference Price is less than the Base Price, Holders shall receive a maximum of 56.1167 shares of Common Stock per share of Series C Preferred Stock, subject to adjustment.

(c) In lieu of issuing Common Stock upon conversion in the event of a Fundamental Change, the Corporation may at its option, and if it obtains any necessary regulatory approval, pay an amount in cash (computed to the nearest cent) equal to the Reference Price for each share of Common Stock otherwise issuable upon conversion.

(d) On or before the 20th day prior to the date on which the Corporation anticipates consummating a Fundamental Change, a written notice shall be sent by or on behalf of the Corporation, by first-class mail, postage prepaid, to the Holders as they appear in the records of the Corporation. Such notice shall contain:

(i) the date on which the Fundamental Change is anticipated to be effected; and

(ii) the anticipated date by which the Fundamental Change conversion option must be exercised.

(e) On the effective date of a Fundamental Change, another written notice shall be sent by or on behalf of the Corporation, by first-class mail, postage prepaid, to the Holders as they appear in the records of the Corporation. Such notice shall contain:

(i) a statement to the effect that the Fundamental Change has been effected;

(ii) the date, which shall be 30 days after the effective date of the Fundamental Change, by which the Fundamental Change conversion option must be exercised;

(iii) the adjusted conversion price following the Fundamental Change and the amount of cash, securities and other consideration receivable by Holders upon conversion of each share of Series C Preferred Stock; and

(iv) and the instructions a Holder must follow to exercise its conversion option in connection with such Fundamental Change.

(f) To exercise its conversion option upon a Fundamental Change, a Holder must, no later than 5:00 p.m., New York City time on the date by which the conversion option upon the Fundamental Change must be exercised, comply with the procedures set forth in Section 9(e)(ii).

(g) If a Holder does not elect to exercise its conversion option upon a Fundamental Change pursuant to this Section 12, the shares of Series C Preferred Stock or successor securities held by it will remain outstanding but shall not be eligible for conversion at the Base Price in accordance with the provisions of this Section 12 following the date that is 30 days after the effective date of the Fundamental Change.

(h) Upon a conversion upon a Fundamental Change, the Conversion Agent shall, except as otherwise provided in the instructions provided by the Holder thereof in the written notice provided to the Corporation or its successor as set forth in Section 9(d), deliver to the Holder such cash, securities or other property as are issuable with respect to the shares of Series C Preferred Stock so converted.

(i) In the event that a conversion upon a Fundamental Change is effected with respect to shares of Series C Preferred Stock or successor securities representing less than all the shares of Series C Preferred Stock or successor securities held by a Holder, upon such conversion the Corporation or its successor shall execute and the Conversion Agent shall, unless otherwise instructed in writing, countersign and deliver to the Holder thereof, at the expense of the Corporation, a certificate evidencing the shares of Series C Preferred Stock or such successor securities held by the Holder as to which a conversion upon a Fundamental Change was not effected.

Section 13. Anti-Dilution Adjustments.

(a) The Conversion Rate shall be subject to the following adjustments:

(i) Stock Dividends and Distributions. If the Corporation pays dividends or other distributions on the Common Stock in shares of Common Stock, then the Conversion Rate in effect immediately prior to the Ex-Date for such dividend or distribution will be multiplied by the following fraction

OS1
OS0

Where,

OS0	=	the number of shares of Common Stock outstanding immediately prior to Ex-Date for such dividend or distribution.

OS1	=	the sum of the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such dividend or distribution plus the total number of shares of Common Stock constituting such dividend or distribution.

If any dividend or distribution described in this clause (i) is authorized and declared but not so paid or made, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to make such dividend or distribution, to such Conversion Rate that would be in effect if such dividend or distribution had not been declared.

(ii) Subdivisions, Splits and Combination of the Common Stock. If the Corporation subdivides, splits or combines the shares of Common Stock, then the Conversion Rate in effect immediately prior to the effective date of such share subdivision, split or combination will be multiplied by the following fraction:

OS1
OS0

Where,

OS0	=	the number of shares of Common Stock outstanding immediately prior to the effective date of such share subdivision, split or combination.

OS1	=	the number of shares of Common Stock outstanding immediately after the opening of business on the effective date of such share subdivision, split or combination.

If any subdivision, split or combination described in this clause (ii) is announced but the outstanding shares of Common Stock are not subdivided, split or combined, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to subdivide, split or combine the outstanding shares of Common Stock, to such Conversion Rate that would be in effect if such subdivision, split or combination had not been announced.

(iii) Issuance of Stock Purchase Rights. If the Corporation issues to all or substantially all holders of the shares of Common Stock rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans) entitling them, for a period of up to 45 days from the date of issuance of such rights or warrants, to subscribe for or purchase the shares of Common Stock at less than the Current Market Price on the date fixed for the determination of shareholders entitled to receive such rights or warrants, then the Conversion Rate in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:

OS0 + X
OS0 + Y

Where,

OS0 =	the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such distribution.

X =	the total number of shares of Common Stock issuable pursuant to such rights or warrants.

Y =	the number of shares of Common Stock equal to the aggregate price payable to exercise such rights or warrants divided by the Current Market Price.

In the event that such rights or warrants described in this clause (iii) are not so issued, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to issue such rights or warrants, to the Conversion Rate that would then be in effect if such issuance had not been declared. To the extent that such rights or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the Conversion Rate shall be readjusted to such Conversion Rate that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered. In determining the aggregate offering price payable for such shares of Common Stock, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be determined by the Board of Directors). If an adjustment to the Conversion Rate is required under this clause (iii), delivery of any additional shares of Common Stock that may be deliverable upon conversion as a result of an adjustment required under this clause (iii) shall be delayed to the extent necessary in order to complete the calculations provided in this clause (iii).

(iv) Debt or Asset Distributions. If the Corporation distributes to all or substantially all holders of shares of Common Stock evidences of indebtedness, shares of capital stock, securities, cash or other assets (excluding any dividend or distribution referred to in clause (i) of this Section 13(a), any rights or warrants referred to in clause (iii) of this Section 13(a), any dividend or distribution paid exclusively in cash, any consideration payable in connection with a tender or exchange offer made by the Corporation or any of its subsidiaries, and any dividend of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of certain spin-off transactions as described below) (such evidences of indebtedness, shares of capital stock, securities, cash or other assets, the “Distributed Property”), then the Conversion Rate in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:

SP0
SP0 – FMV

Where,

SP0 =	the Current Market Price per share of Common Stock on such date.

FMV =	the fair market value of the portion of the distribution applicable to one share of Common Stock on such date as determined by the Board of Directors.

provided that, if “FMV” as set forth above is equal to or greater than “SP0” as set forth above, in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder shall receive on the date on which the Distributed Property is distributed to holders of Common Stock, for each share of Preferred Stock, the amount of Distributed Property such Holder would have received had such Holder owned a number of shares of Common Stock equal to the Conversion Rate on the Ex-Date for such distribution.

In a “spin-off,” where the Corporation makes a distribution to all or substantially all holders of shares of Common Stock consisting of capital stock of any class or series, or similar equity interests of, or relating to, a subsidiary or other business unit, the Conversion Rate will be adjusted on the 15th Trading Day after the effective date of the distribution by multiplying such Conversion Rate in effect immediately prior to such 15th Trading Day by the following fraction:

MP0 + MPs
MP0

Where,

MP0 =	the average of the Closing Prices of the Common Stock over the first 10 Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution.

MPs =	the average of the Closing Prices of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock over the first 10 Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution, or, if not traded on a national or regional securities exchange or over-the-counter market, the fair market value of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock on such date as determined by the Board of Directors.

In the event that such distribution described in this clause (iv) is not so paid or made, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay or make such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. If an adjustment to the Conversion Rate is required under this clause (iv), delivery of any additional shares of Common Stock that may be deliverable upon conversion as a result of an adjustment required under this clause (iv) shall be delayed to the extent necessary in order to complete the calculations provided for in this clause (iv).

(v) Cash Distributions. If the Corporation makes a distribution consisting exclusively of cash to all or substantially all holders of the Common Stock, excluding (a) any regularly scheduled semi-annual cash dividend on the

Common Stock to the extent that the aggregate cash dividend per share of the Common Stock does not exceed $0.09 in any semi-annual period (the “Dividend Threshold Amount”), (b) any cash that is distributed in a Reorganization Event or as part of a “spin-off” referred to in clause (iv) of this Section 13(a), (c) any dividend or distribution in connection with the Corporation’s liquidation, dissolution or winding up, and (d) any consideration payable in connection with a tender or exchange offer made by the Corporation or any of its subsidiaries, then in each event, the Conversion Rate in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:

SP0
SP0 – DIV

Where,

SP0 =	the Closing Price per share of Common Stock on the trading day immediately preceding Ex-Date.

DIV =	the amount per share of Common Stock of the dividend or distribution, as determined pursuant to the following paragraph.

If an adjustment is required to be made as set forth in this clause (v) as a result of a distribution (1) that is a regularly scheduled semi-annual dividend, such adjustment would be based on the amount by which such dividend exceeds the Dividend Threshold Amount or (2) that is not a regularly scheduled semi-annual dividend, such adjustment would be based on the full amount of such distribution. The Dividend Threshold Amount is subject to adjustment on an inversely proportional basis whenever the Conversion Rate is adjusted; provided that no adjustment will be made to the Dividend Threshold Amount for any adjustment made to the Conversion Rate pursuant to this clause (v). In the event that any distribution described in this clause (v) is not so made, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such distribution, to the Conversion Rate which would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if “DIV” as set forth above is equal to or greater than “SP0” as set forth above, in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder shall have the right to receive on the date on which the relevant cash dividend or distribution is distributed to holders of Common Stock, for each share of Preferred Stock, the amount of cash such Holder would have received had such Holder owned a number of shares equal to the Conversion Rate on the Ex-Date for such distribution.

(vi) Self Tender Offers and Exchange Offers. If the Corporation or any of its subsidiaries successfully completes a tender or exchange offer for the Common Stock where the cash and the value of any other consideration included in the payment per share of the Common Stock exceeds the Closing Price per share of the Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer, then the Conversion Rate in effect at the close of business on such immediately succeeding Trading Day will be multiplied by the following fraction:

AC + (SP0xOS1)
OS0 x SP0

Where,

SP0 =	the Closing Price per share of Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer.

OS0 =	the number of shares of Common Stock outstanding immediately prior to the expiration of the tender or exchange offer, including any shares validly tendered and not withdrawn.

OS1 =	the number of shares of Common Stock outstanding immediately after the expiration of the tender or exchange offer.

AC =	the aggregate cash and fair market value of the other consideration payable in the tender or exchange offer, as determined by the Board of Directors.

In the event that the Corporation, or one of its subsidiaries, is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Corporation, or such subsidiary, is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Rate shall be readjusted to be such Conversion Rate that would then be in effect if such tender offer or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of this clause (vi) to any tender offer or exchange offer would result in a decrease in the Conversion Rate, no adjustment shall be made for such tender offer or exchange offer under this clause (vi). If an adjustment to the Conversion Rate is required under this clause (vi), delivery of any additional shares of Common Stock that may be deliverable upon conversion as a result of an adjustment required under this clause (vi) shall be delayed to the extent necessary in order to complete the calculations provided for in this clause (vi).

(vii) Rights Plans. To the extent that the Corporation has a rights plan in effect with respect to the Common Stock on any Conversion Date, upon conversion of any shares of the Series C Preferred Stock, Holders will receive, in addition to the shares of Common Stock, the rights under the rights plan, unless, prior to such Conversion Date, the rights have separated from the shares of Common Stock, in which case the Conversion Rate will be adjusted at the time of separation as if the Corporation had made a distribution to all holders of the Common Stock as described in clause (iv) of this Section 13(a), subject to readjustment in the event of the expiration, termination or redemption of such rights.

(b) The Corporation may make such increases in the Conversion Rate, in addition to any other increases required by this Section 13, if the Board of Directors deems it to be in the best interests of the Company or otherwise advisable to avoid or diminish any income tax to holders of the Common Stock resulting from any dividend or distribution of shares of Common Stock (or issuance of rights or warrants to acquire shares of Common Stock) or from any event treated as such for income tax purposes or for any other reason.

(c) All adjustments to the Conversion Rate shall be calculated to the nearest 1/10,000th of a share of Common Stock. No adjustment in the Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least one percent thereof; provided, however, that any adjustments which by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided further that on the Mandatory Conversion Date or any Conversion Date relating to a conversion at the option of the Holder (including, without limitation, any conversion in connection with a Make-Whole Acquisition or a Fundamental Change), adjustments to the Conversion Rate will be made with respect to any such adjustment carried forward and which has not been taken into account before such date.

(d) No adjustment to the Conversion Rate shall be made if Holders may participate in the transaction that would otherwise give rise to an adjustment, as a result of holding the Series C Preferred Stock, without having to convert the Series C Preferred Stock, as if they held the full number of shares of Common Stock into which a share of the Series C Preferred Stock may then be converted.

(e) The Applicable Conversion Rate shall not be adjusted:

(i) upon the issuance of any shares of the Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(ii) upon the issuance of any shares of the Common Stock or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Corporation or any of its subsidiaries;

(iii) upon the issuance of any shares of the Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date shares of the Series C Preferred Stock were first issued;

(iv) for a change in the par value or no par value of the Common Stock; or

(v) for accrued and unpaid dividends on the Series C Preferred Stock.

(f) Whenever the Conversion Rate is to be adjusted in accordance with Section 13(a) or Section 13(b), the Corporation shall:

(i) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Rate pursuant to Section 13(a) or Section 13(b), taking into account the one percent threshold set forth in

Section 13(c) (or if the Corporation is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event; and

(ii) as soon as practicable following the determination of the revised Conversion Rate in accordance with Section 13(a) or Section 13(b), provide, or cause to be provided, a written notice to the Holders setting forth in reasonable detail the method by which the adjustment to the Conversion Rate was determined and setting forth the revised Conversion Rate.

Section 14. Reorganization Events.

(a) In the event of:

(i) any consolidation or merger of the Corporation with or into another Person, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person;

(ii) any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Corporation, in each case pursuant to which the Common Stock will receive a distribution of cash, securities or other property of the Corporation or another Person;

(iii) any reclassification of the Common Stock into securities including securities other than the Common Stock; or

(iv) any statutory exchange of the Corporation’s securities with another Person (other than in connection with a merger or acquisition);

(each of the foregoing events, a “Reorganization Event”), each share of Series C Preferred Stock outstanding immediately prior to such Reorganization Event will, without the consent of Holders, become convertible into the kind and amount of securities, cash, and other property or assets that a holder (that was not the counterparty to the Reorganization Event or an affiliate of such other party) of a number of shares of Common Stock equal to the Conversion Rate per share of Series C Preferred Stock prior to such Reorganization Event would have owned or been entitled to receive upon such Reorganization Event (such securities, cash, and other property or assets, the “Exchange Property”).

(b) In the event that holders of the shares of Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the consideration that the Holders are entitled to receive shall be deemed to be the types and amounts of consideration received by the majority of the holders of the shares of Common Stock that affirmatively make an election. The amount of Exchange Property receivable upon conversion of any Series C Preferred Stock in accordance with Section 8, Section 10, Section 11 or Section 12 shall be determined based upon the Conversion Rate in effect on such Conversion Date.

(c) The above provisions of this Section 14 shall similarly apply to successive Reorganization Events and the provisions of Section 13 shall apply to any shares of capital stock of the Corporation (or any successor) received by the holders of the Common Stock in any such Reorganization Event.

(d) The Corporation (or any successor) shall, within 20 days of the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property or assets that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 14.

Section 15. Voting Rights. The holders of Series C Preferred Stock shall not have any voting rights except as set forth in this Section 15 or as otherwise from time to time required by Illinois law.

(a) Right to Elect Two Directors Upon Nonpayment Events.

(i) Whenever dividends on any shares of Series C Preferred Stock or any other series of Voting Preferred Stock shall not have been declared and paid for the equivalent of six or more Dividend Periods, whether or not consecutive (a “Nonpayment Event”), the number of directors then constituting the Board of Directors shall automatically be increased by two and the holders of Series C Preferred Stock, together with the holders of any outstanding shares of Voting Preferred Stock, voting together as a single class, shall be entitled to vote for the election of the two additional directors (each, a “Designated Director”), provided that it shall be a qualification for election for any such Designated Director that the election of such director shall not cause the Corporation to violate the corporate governance requirement of the NASDAQ Global Select Market (or any other exchange or automated quotation system on which the Corporation’s securities may then be listed or quoted); and provided further that the Board of Directors shall, at no time, include more than two Designated Directors. The rights of the holders of the Series C Preferred Stock under this clause (i) shall be subject to divestment pursuant to clause (iii) below.

(ii) In the event that the holders of the Series C Preferred Stock, and such other holders of Voting Preferred Stock, shall be entitled to vote for the election of the Designated Directors following a Nonpayment Event, such directors shall be initially elected following such Nonpayment Event only at a special meeting called at the request of the holders of record of at least 20% of the Series C Preferred Stock or of any other such series of Voting Preferred Stock then outstanding (provided that such request is received at least 90 calendar days before the date fixed for the next annual or special meeting of the shareholders of the Corporation, failing which election shall be held at such next annual or special meeting of shareholders), and at each subsequent annual meeting of shareholders. Such request to call a special meeting for the initial election of the Designated Directors after a Nonpayment Event shall be made by written notice, signed by the requisite holders of Series C Preferred Stock or Voting Preferred Stock then outstanding, and delivered to the Secretary of the Corporation in such manner as provided for in Section 20 below, or as may otherwise be required by law. The rights of the holders of the Series C Preferred Stock under this clause (ii) shall be subject to divestment pursuant to clause (iii) below.

(iii) If and when dividends have been paid in full, or declared and a sum sufficient for such payment shall have been set aside, on the Series C Preferred Stock and any other series of Voting Preferred Stock for at least four consecutive Dividend Periods after a Nonpayment Event (a “Nonpayment Remedy”), the holders of the Series C Preferred Stock shall immediately and, without any further action by the Corporation, be divested of the foregoing voting rights, subject to the revesting of such rights in the event of each subsequent Nonpayment Event (and the number of Dividend Periods in which dividends have not been declared and paid shall be reset to zero). If such voting rights for the Series C Preferred Stock and all other holders of Voting Preferred Stock shall have terminated, the term of office of each Designated Director so elected shall forthwith terminate and the number of directors on the Board of Directors shall automatically be reduced accordingly. In determining whether dividends have been paid for four Dividend Periods following a Nonpayment Event, the Corporation may take account of any dividend that it elects to pay for such a Dividend Period after the regular Dividend Payment Date for that Dividend Period has passed.

(iv) Any Designated Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of the Series C Preferred Stock and Voting Preferred Stock, when they have the voting rights described above (voting together as a single class). In the event that a Nonpayment Event shall have occurred and there has not been a Nonpayment Remedy, any vacancy in the office of a Designated Director (other than prior to the initial election of Designated Directors after a Nonpayment Event) may be filled by the written consent of the Designated Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding shares of the Series C Preferred Stock and Voting Preferred Stock (voting together as a single class), when they have the voting rights described above; provided that the filling of each vacancy will not cause the Corporation to violate the corporate governance requirement of the NASDAQ Global Select Market (or any other exchange or automated quotation system on which the Corporation’s securities may be listed or quoted). Any such vote of shareholders to remove, or to fill a vacancy in the office of, a Designated Director may be taken only at a special meeting of such shareholders, called as provided above for an initial election of Designated Director after a Nonpayment Event (provided that such request is received at least 90 calendar days before the date fixed for the next annual or special meeting of the shareholders, failing which election shall be held at such next annual or special meeting of shareholders). Each Designated Directors shall each be entitled to one vote on any matter that shall come before the Board of Directors for a vote. Each Designated Director elected at any special meeting of shareholders or by written consent of the other Designated Director shall hold office until the next annual meeting of the shareholders if such office shall not have previously terminated as above provided.

(b) Other Voting Rights. So long as any shares of Series C Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or by the Articles of Incorporation, the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series C Preferred Stock and any Voting Preferred Stock then outstanding (subject to the last paragraph of this Section 15(b)) at the time outstanding and entitled to vote thereon, voting together as a single class, given in person or by proxy, either by vote at any meeting called for the purpose or, is permitted by the Articles of Incorporation, in writing without a meeting, shall be necessary for effecting or validating:

(i) Authorization of Senior Stock. Any amendment or alteration of the Articles of Incorporation or this Certificate of Designations to authorize or create, or increase the authorized amount of, any shares of any specific class or series of capital stock of the Corporation ranking senior to the Series C Preferred Stock with respect to either or both the payment of dividends or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;

(ii) Amendment of Series C Preferred Stock. Any amendment, alteration or repeal of any provision of the Articles of Incorporation or this Certificate of Designations so as to materially and adversely affect the special rights, preferences, privileges or voting powers of the Series C Preferred Stock, taken as a whole; or

(iii) Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Series C Preferred Stock, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the shares of Series C Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, in each case, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and (y) such shares of Series C Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series C Preferred Stock immediately prior to such consummation, taken as a whole;

provided, however, that for all purposes of this Section 15(b), (1) any increase in the amount of the Corporation’s authorized but unissued shares of preferred stock, (2) any increase in the amount of the Corporation’s authorized or issued Series C Preferred Stock, and (3) the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock of the Corporation ranking equally with or junior to the Series C Preferred Stock either or both with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon the liquidation, dissolution or winding up of the Corporation, will not be deemed to materially and adversely affect the special rights, preferences, privileges or voting powers of the Series C Preferred Stock.

The Series C Preferred Stock shall rank at least equally with any other series of Preferred Stock that may be issued (except for any senior series that may be issued with the requisite consent of the holders of the Series C Preferred Stock), and will rank senior to the shares of Common Stock and any other stock that ranks junior to the Series C Preferred Stock either or both with respect to the payment of dividends and/or the distributions of assets upon liquidation, dissolution or winding up of the Corporation.

If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified in this Section 15(b) would materially and adversely affect one or more but not all series of Voting Preferred Stock (including the Series C Preferred Stock for the purpose of this paragraph), then only the series of Voting Preferred Stock materially and adversely affected and entitled to vote shall vote as a class in lieu of all other series of Voting Preferred Stock.

(c) Change for Clarification. Without the consent of the holders of the Series C Preferred Stock, so long as such action does not adversely affect the special rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, and to the extent permitted by law, of the Series C Preferred Stock, the Corporation may amend, alter, supplement or repeal any terms of the Series C Preferred Stock:

(i) to cure any ambiguity, or to cure, correct or supplement any provision contained in this Certificate of Designations that may be ambiguous, defective or inconsistent; or

(ii) to make any provision with respect to matters or questions relating to the Series C Preferred Stock that is not inconsistent with the provisions of this Certificate of Designations.

(d) Series A Directors. Notwithstanding anything to the contrary in this Section 15, the holders of the Series C Preferred Stock shall not, in respect of any shares of Series C Preferred Stock, have the right to nominate, vote upon or remove directors who may be nominated or elected to the Board of Directors by holders of the Series A Preferred Stock pursuant to Section 5(b) and (c) of the certificate of designations relating to the Series A Preferred Stock (the “Series A Directors”). Furthermore, the holders of Series C Preferred Stock shall not, in respect of any shares of Series C Preferred Stock, have the right to call any special meeting of shareholders in respect of the nomination, election or removal any Series A Director.

(e) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Series C Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors or a duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Articles of Incorporation, the By-Laws, applicable law and any national securities exchange or other trading facility, if any, on which the Series C Preferred Stock is listed or traded at the time. Whether the vote or consent of the holders of a plurality, majority or other portion of the shares of Series C Preferred Stock and any Voting Preferred Stock has been cast or given on any matter on which the holders of shares of Series C Preferred Stock are entitled to vote shall be determined by the Corporation by reference to the specified liquidation preference amounts of the Series C Preferred Stock and such other Voting Preferred Stock voted or covered by the consent.

Section 16. Fractional Shares.

(a) No fractional shares of Common Stock will be issued as a result of any conversion of shares of Series C Preferred Stock.

(b) In lieu of any fractional share of Common Stock otherwise issuable in respect of any mandatory conversion pursuant to Section 10 or any conversion at the option of the Holder pursuant to Section 8, Section 11 or Section 12, the Holder shall be entitled to receive an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Price of the Common Stock determined as of the second Trading Day immediately preceding the effective date of conversion.

(c) If more than one share of the Series C Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series C Preferred Stock so surrendered.

Section 17. Reservation of Common Stock.

(a) The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of shares of Series C Preferred Stock as provided in this Certificate of Designations, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series C Preferred Stock then outstanding, assuming that the Applicable Conversion Price equaled the Base Price. For purposes of this Section 17(a), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Series C Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(b) All shares of Common Stock delivered upon conversion of the Series C Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable.

Section 18. Limitations on Beneficial Ownership. Notwithstanding anything to the contrary contained herein, no holder of Series C Preferred Stock will be entitled to receive shares of Common Stock upon conversion pursuant to Section 8, Section 10, Section 11 or Section 12 to the extent (but only to the extent) that such receipt would cause such converting holder to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the

Exchange Act and the rules and regulations promulgated thereunder) of more than 9.9% of the shares of Common Stock outstanding at such time. Any purported delivery of shares of Common Stock upon conversion of Series C Preferred Stock shall be void and have no effect to the extent (but only to the extent) that such delivery would result in the converting holder becoming the beneficial owner of more than 9.9% of the shares of Common Stock outstanding at such time. If any delivery of shares of Common Stock owed to a holder upon conversion of Series C Preferred Stock is not made, in whole or in part, as a result of this limitation, the Corporation’s obligation to make such delivery shall not be extinguished and the Corporation shall deliver such shares as promptly as practicable after any such converting holder gives notice to the Corporation that such delivery would not result in it being the beneficial owner of more than 9.9% of the shares of Common Stock outstanding at such time. For the avoidance of doubt (i) (x) any converting holder shall have no right to cast any vote with respect to any shares of Common Stock that are not delivered to such converting holder due to the restrictions set forth in this Section 18 and (y) any dividends payable otherwise by the Corporation with respect to any shares of Common Stock that are not delivered to such converting holder due to the restrictions set forth in this Section 18 shall not be payable to such converting holder prior to the delivery of such shares of Common Stock to such converting holder, and (ii) these limitations on beneficial ownership provided for in this Section 18 shall not limit the number of shares of Series C Preferred Stock the Corporation may cause to be converted, or otherwise constrain in any way the Corporation’s ability to exercise its right to cause Series C Preferred Stock to be converted, pursuant to Section 10.

Section 19. Transfer Agent, Registrar, Paying Agent and Conversion Agent. The duly appointed Transfer Agent, Registrar, paying agent and Conversion Agent for the Series C Preferred Stock shall initially be IST Shareholder Services. The Corporation may, in its sole discretion, remove the Transfer Agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal.

Section 20. Replacement Certificates.

(a) The Corporation shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Registrar. The Corporation shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Corporation and the Registrar of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Registrar and the Corporation.

(b) The Corporation shall not be required to issue any certificates representing the Series C Preferred Stock on or after any applicable Conversion Date or Mandatory Conversion Date. In place of the delivery of a replacement certificate following any applicable Conversion Date or Mandatory Conversion Date, the Registrar, upon delivery of the evidence and indemnity described in Section 20(a), shall deliver the shares of Common Stock pursuant to the terms of the Series C Preferred Stock formerly evidenced by the certificate.

Section 21. Miscellaneous. All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed: (i) if to the Corporation, to the principal executive office of the Corporation or to the Transfer Agent at its principal office in the United States of America, or other agent of the Corporation designated as permitted by this Certificate of Designations, or (ii) if to any Holder or holder of shares of Common Stock, as the case may be, to such Holder at the address of such Holder as listed in the stock record books of the Corporation (which may include the records of any transfer agent for the Series C Preferred Stock or the Common Stock, as the case may be), or (iii) to such other address as the Corporation or any such Holder, as the case may be, shall have designated by notice similarly given.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, WINTRUST FINANCIAL CORPORATION has caused this certificate to be signed by David A. Dykstra, Senior Executive Vice President and Chief Operating Officer, this 15th day of March, 2012.

WINTRUST FINANCIAL CORPORATION

By:	/s/ David A. Dykstra
Name: David A. Dykstra
Title: Senior Executive Vice President and Chief Operating Officer